Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
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www.skadden.com June 17, 2014	HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE SYDNEY TOKYO TORONTO

Gyrodyne, LLC One Flowerfield, Suite 24 Saint James, New York 11780

RE:	Gyrodyne, LLC – Registration Statement on Form S-4

Gentlemen:

We have acted as special counsel to Gyrodyne, LLC, a New York limited liability company (the "Company"), and are delivering this opinion in connection with the Registration Statement on Form S-4 (Registration No. 333-191820) (together with all exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), common shares representing limited liability company membership interests in the Company (the "LLC Shares"), issuable upon consummation of the merger (the "Merger") of Gyrodyne Company of America, Inc., a New York corporation ("Gyrodyne"), and Gyrodyne Special Distribution, LLC, a New York limited liability company ("GSD"), with and into the Company, with the Company continuing as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of October 15, 2013 and amended and restated as of December 20, 2013, by and among the Company, Gyrodyne and GSD (the "Merger Agreement").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

1.	the Registration Statement, as filed with the Commission on October 21, 2013, Amendment No. 1 to the Registration Statement, as filed with the Commission

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on May 8, 2014 and Amendment No. 2 to the Registration Statement, as filed with the Commission on June 17, 2014;

2.	the Merger Agreement;

3.	a copy of a certificate, dated June 12, 2014, from the office of the Secretary of State of the State of New York with respect to the Company's existence in the State of New York;

4.	the articles of organization of the Company, as certified by the Secretary of State of the State of New York and as certified by Gyrodyne in its capacity as Company's sole member (the "Articles of Organization");

5.	copies of the Company's limited liability company agreement, dated as of October 3, 2013, and the form of the Company's amended and restated limited liability company agreement to be adopted prior to the effective time of the Merger (the "A&R LLC Agreement"), each as certified by Gyrodyne in its capacity as the Company's sole member;

6.	the 5% Subordinated Note of Gyrodyne Due June 30, 2017 in the principal amount of $16,150,000, as authenticated by Registrar and Transfer Company, as Depositary;

7.	the 5% Subordinated Note of Gyrodyne Due June 30, 2017 in the principal amount of $302,813, as authenticated by Registrar and Transfer Company, as Depositary; and

8.	a copy of certain resolutions of the board of directors of Gyrodyne, the sole member of the Company, dated September 13, 2013, December 19, 2013 and May 30, 2014, each as certified by the Secretary of Gyrodyne, relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the LLC Shares, the filing of the Registration Statement and related matters.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Gyrodyne and Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Gyrodyne and Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

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documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of Gyrodyne and Company and others and of public officials.

Our opinion set forth herein is limited to the New York Limited Liability Company Law (the "NYLLCL"). We do not express any opinion with respect to the law of any jurisdiction other than the NYLLCL and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the A&R LLC Agreement become effective, (iii) the Merger is completed in accordance with the Merger Agreement, and (iv) the LLC Shares have been issued and registered, in book-entry form, in the names of the holders of the LLC Shares of Company as contemplated by the Merger Agreement and in accordance with the terms and conditions of the A&R LLC Agreement, the LLC Shares will be duly authorized by all requisite limited liability company action on the part of Company under the NYLLCL and will be validly issued and fully paid, and, under the NYLLCL, the holders of such LLC Shares will have no obligation to make any payments in respect of the LLC Shares to which they are entitled under the Merger Agreement or contributions to the Company solely by reason of their ownership of the LLC Shares, except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP